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                                                                       EXHIBIT 5



    [LETTERHEAD OF AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. APPEARS HERE]

                               October 15, 1998

Prentiss Properties Trust
3890 West Northwest Highway, Suite 400
Dallas, Texas  75220

     Re:     Prentiss Properties Trust
             Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to Prentiss Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended, relating to the sale from time to time of (i) up to an aggregate of 3,773,585 Series A Cumulative Convertible Preferred Shares of Beneficial Interest of the Company, par value $0.01 per share (the "Series A Preferred Shares") as designated in the Articles Supplementary of the Board of Trustees, dated as of December 18, 1997 (the "Articles Supplementary"), and (ii) up to an aggregate of 3,773,585 common shares of beneficial interest of the Company, par value $0.01 per share, that are issuable upon conversion of the Series A Preferred Shares (the "Common Shares") as described in the Registration Statement.

     We have, as counsel, examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In addition, we have assumed that the Series A Preferred Shares have been issued for at least the par value thereof and that the price at which the Series A Preferred Shares can be converted into Common Shares will be at least the par value of the Common Shares. As to all questions


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Prentiss Properties Trust
October 15, 1998
Page 2


of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

     Based upon such examination and representations, we advise you that, in our opinion:

     1. The Series A Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable.

     2. The Common Shares issuable upon conversion of the Series A Preferred Shares, when issued and delivered in accordance with the terms of the Articles Supplementary, will be duly and validly issued, fully paid and nonassessable.

     In rendering the foregoing opinions, we have relied solely upon the opinion of Ballard Spahr Andrews and Ingersoll, LLP with respect to matters of Maryland law, and our opinions are subject to the same assumptions, qualifications and limitations as those set forth in their opinion.

     We consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                       Very truly yours,



                                       AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.